EXHIBIT 99.1

Liberty Tax Service Announces Quarterly Cash Dividend

VIRGINIA BEACH, Va., March 15, 2018 (GLOBE NEWSWIRE) -- Liberty Tax, Inc. (NASDAQ:TAX) (the “Company”), the parent company of Liberty Tax Service, today announced its Board of Directors approved a quarterly dividend to stockholders of $0.16 per share. The dividend will be paid on April 24, 2018 to holders of record of common stock and common stock equivalents on the close of business on April 12, 2018.

About Liberty Tax, Inc.
Founded in 1997 by John T. Hewitt, Liberty Tax, Inc. (NASDAQ:TAX) is the parent company of Liberty Tax Service. In the U.S. and Canada, last year, Liberty Tax prepared over two million individual income tax returns in more than 4,000 offices and online. Liberty Tax's online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor to many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

CONTACTS:
Investors: Nick Bates	Media: Martha O’Gorman
Liberty Tax, Inc.	Liberty Tax, Inc.
Vice President, Chief Financial Officer	Chief Marketing Officer
(757) 493-8855	(757) 301-8022
investorrelations@libtax.com	martha@libtax.com